Exhibit 10.1
PLAINS AAP, L.P. CLASS B
RESTRICTED UNITS AGREEMENT
     This PLAINS AAP, L.P. CLASS B RESTRICTED UNITS AGREEMENT (this “Agreement”) is entered into as of August 29, 2007 (the “Grant Date”)* by and between PLAINS AAP, L.P., a Delaware limited partnership (the “Partnership”), and                      (“Executive”).
RECITALS:
     WHEREAS, to provide an incentive to Executive to enhance the profitability and growth of the Partnership and its Affiliates and to encourage Executive to remain employed by the Partnership or its Affiliates, the Partnership desires to grant to Executive                      Class B Units (the “Granted Units”) on the Grant Date, which Granted Units shall have such rights, designations and preferences as are set forth in this Agreement and the Partnership Agreement;
     WHEREAS, as of the date hereof, the Partnership has 2,300,000 Class A Units outstanding and 200,000 Class B Units authorized for issuance (including the Class B Units being issued under this Agreement);
     WHEREAS, the Partnership and Executive desire to enter into this Agreement to evidence certain terms and conditions that relate to the grant, ownership and transfer of the Granted Units; and
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partnership and Executive agree as follows:
ARTICLE 1
DEFINITIONS AND CONSTRUCTION
     1.1 Construction. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Sections refer to sections of this Agreement; (c) references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to money refer to legal currency of the United States of America; and (e) the word “including” means “including without limitation.”
     1.2 Definitions. Capitalized terms used in this Agreement (including Exhibit A attached hereto) that are not defined in this Section 1.2 or in the body of this Agreement shall have the meanings given to them in the Partnership Agreement.
     “Affiliate” of a person means any person controlling, controlled by, or under common control with such person. As used herein, the terms “controlling”, “controlled by” and “under

*	As modified December 28, 2007

common control with” mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person. For the purposes of the preceding sentence, control shall be deemed to exist when a person possesses, directly or indirectly, through one or more intermediaries (a) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (b) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the voting membership, general partner or equivalent interest therein; or (c) in the case of any other person, more than 50% of the economic or beneficial interest therein.
     “Applicable Class B Units” means at a particular time, collectively, the Vested Units and the Earned Units then outstanding, and the “Earned Units” and “Vested Units” then outstanding under all Other Class B Restricted Unit Agreements.
     “Board” means the Board of Directors or governing board or committee of the Company.
     “Call Event” means, with respect to an Earned Unit, the termination of Executive’s employment with the Company and its Affiliates for any reason (including death or disability) prior to January 1, 2016, other than (i) a termination of employment by Executive for a Good Reason or (ii) a termination of Executive’s employment by the Company and its Affiliates other than for Cause.
     “Call Option” means the Partnership’s option to repurchase Earned Units upon or following a Call Event, as provided in Exhibit A.
     “Call Value” of an Earned Unit means:
     (a) if neither the Class A Units or the IPO Entity Class A Units are publicly traded on the date of the Call Event, the product of (1) the value (in U.S. dollars) of a Class A Unit on the date of such Call Event that would reasonably be expected to be realized in an open market sale on arm’s length terms to a person who is not an Affiliate of the seller or the buyer, having regard to all relevant factors, but without regard to (x) the availability or lack of availability of a market for such Class A Units or (y) any minority discount that would otherwise be applicable to such Class A Units (the “Class A Unit Value”), and (2) the Conversion Factor.
     For purposes of the foregoing, the “Class A Unit Value” shall be determined as follows:
     (i) During the ten-day period following the date on which a Call Event occurs, upon the request of the Partnership, Executive and the Partnership shall each submit to the other such party’s respective written proposal as to the Class A Unit Value. If the higher proposal is not more than 10% higher than the lower proposal, then the Class A Unit Value shall be equal to the average of such proposals.

     (ii) In the event that one of the proposals submitted under clause (i) above is more than 10% higher than the other proposal, then within ten business days after the submission of such proposals, the Partnership and Executive shall jointly select and retain a managing director in an independent nationally recognized investment bank (the “Appraiser”). In the event that such parties fail to jointly select the Appraiser within such time period, then at the request of the Partnership or Executive, the American Arbitration Association shall provide them with a list of at least five Appraiser candidates and each of the Partnership and Executive shall be allowed to strike not more than two names from the list and rank the remaining Appraiser candidates in order of acceptance within three business days of receipt of the list. The highest ranking Appraiser candidate who remains on the list shall serve as the Appraiser. The Appraiser shall be requested to make his determination within a period of 30 days after the deadline for submissions to be made by the Partnership and Executive pursuant to clause (i) above, or as soon as practicable thereafter.
     (iii) Within five business days of the appointment of the Appraiser, each of the Partnership and Executive shall submit to the Appraiser (A) his or its proposed determination of the Class A Unit Value provided to the other party pursuant to clause (i) above, (B) a list of factors that he or it believes to be relevant in the determination of the Class A Unit Value, and (C) the reasons for that proposed value. In addition, each of the Partnership and Executive shall at the same time deliver to the other a copy of any submission or information supplied by the Partnership and Executive to the Appraiser.
     (iv) The Appraiser shall then make his own determination (having requested such further information from the Partnership, Executive and/or the Company as it shall require) of the Class A Unit Value.
     (v) The Appraiser shall certify to each of the Partnership, Executive and the Company (A) that, having considered the respective submissions of the Partnership and Executive, he has made his own determination of the Class A Unit Value according to the principles of the definition of Class A Unit Value in this Agreement and (B) the proposed value of either the Partnership or Executive that he has determined to be closer to the Class A Unit Value as determined by the Appraiser (the “Closest Value”). The Closest Value, whether proposed by the Partnership and Executive, as so certified by the Appraiser shall thereupon be deemed to be the Class A Unit Value for purposes of this Agreement, unless the Floor Value, as determined below in item (vii), is higher, in which event the Floor Value shall be the Class A Unit Value for purposes of this Agreement. Notwithstanding anything to the contrary set forth herein, at any time prior to the Appraiser’s certification of the Closest Value pursuant to this clause (v), either the Executive or the Partnership may deliver written notice to the other party accepting such party’s written proposal as to the Class A Unit Value, and the value of such party’s proposal shall thereupon be deemed to be the Class A Unit Value for purposes of this Agreement.

     (vi) The fees and expenses of the Appraiser shall be paid by the Partnership. The Appraiser shall act as an expert and not as an arbitrator and his determination shall be final and binding upon the Partnership and Executive in the absence of manifest error. The Appraiser shall have no liability to any of the Partnership, Executive, the Company in respect of his determination.
     (vii) The Floor Value shall be equal to the product of (1) multiplied by (2) where:
     (1) is the average of the “trading multiples” of the five most comparable publicly traded general partner units (the five most comparable publicly traded general partners units shall be determined in good faith by the Board). A “trading multiple” shall be calculated by dividing (i) the closing sales price per unit on the Call Event date by (ii) the product of four and the amount of the most recent quarterly cash distributions made on a per unit basis on or prior to the Call Event Date; and
     (2) is the most recent quarterly distribution paid with respect to a Class A Unit (excluding for this purpose any distribution paid only with respect to a Class A Unit (and, if applicable, the General Partner) that is funded by indebtedness) on or prior to the Call Event date, multiplied by four.
     (b) if either the Class A Units or the IPO Entity Class A Units are publicly traded on the date of the Call Event, the product of (1) the Conversion Factor, and (2) the closing sales price of a publicly traded Class A Unit (or IPO Entity Class A Unit, as the case may be) on the Call Event date.
     “Capital Call” means the occurrence of an event that requires the partners to make a cash contribution to the Partnership pursuant to Section 3.1(b) of the Partnership Agreement.
     “Capital Call Amount” means, with respect to a particular Capital Call, the aggregate amount of the cash contributions required to be made to the Partnership by its partners in connection therewith.
     “Cause” means the termination of Executive’s employment with the Partnership and its Affiliates by the Board upon (i) a finding by the Board that Executive has substantially failed to perform the duties and responsibilities of his position at an acceptable level and after written notice specifying such failure in detail and after a reasonable period under the circumstances (determined by the Board in good faith) such failure has continued without full correction by Executive, (ii) Executive’s conviction of or guilty plea to the committing of an act or acts constituting a felony under the laws of the United States or any state thereof or any misdemeanor involving moral turpitude or (iii) any action by Executive involving personal dishonesty, theft or fraud in connection with Executive’s duties as an employee of the Company or any of its Affiliates.

     “Change in Control” means the determination by the Board that one of the following events has occurred:
     (a) prior to a GP IPO:
     (i) the Company ceases to retain direct or indirect control over the Partnership;
     (ii) the Persons who own member interests in the Company on the Grant Date and the respective Affiliates of such Persons (such owners and Affiliates being referred to as the “Owner Affiliates”) cease to own directly or indirectly at least 50% of the member interest of the Company;
     (iii) a “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes after the Grant Date the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the member interest of the Company; or
     (iv) a transfer, sale, exchange or other disposition in a single transaction or series of transactions (whether by merger or otherwise) of all or substantially all of the assets of the Partnership or the MLP to one or more persons who are not Affiliates of the Partnership, other than a transaction in which the Owner Affiliates become the “beneficial owners”, directly or indirectly, of more than 50% of the voting power of such person or persons immediately following such transaction;
provided, however, that no Change of Control shall be deemed to have occurred in connection with a restructuring or reorganization related to a GP IPO if the Owner Affiliates retain direct or indirect control over the IPO Entity and the Company; and
     (b) from and after the consummation of a GP IPO:
     (i) the Owner Affiliates cease to retain direct or indirect control over the IPO Entity or the Partnership;
     (ii) (x) a “person” or “group” other than the Owner Affiliates becomes the “beneficial owner” directly or indirectly of 25% or more of the member interest in the general partner of the IPO Entity, and (y) the member interest beneficially owned by such “person” or “group” exceeds the aggregate member interest in the general partner of the IPO Entity beneficially owned, directly or indirectly, by the Owner Affiliates; or
     (iii) a direct or indirect transfer, sale, exchange or other disposition in a single transaction or series of transactions (whether by merger or otherwise) of all or substantially all of the assets of the IPO Entity or the MLP to one or more persons who are not Affiliates of the IPO Entity (“third party or parties”), other than a transaction in which the Owner Affiliates continue to beneficially own, directly or indirectly, more than 50% of the voting power of such third party or parties immediately following such transaction.

     “Class A Unit” means a Class A common unit of the Partnership.
     “Class B Unit” means a Class B common unit of the Partnership.
     “Company” means Plains All American GP LLC, a Delaware limited liability company and the general partner of the Partnership.
     “Conversion Factor” means, as of a particular time, a fraction, (a) the numerator of which is the most recent regular quarterly cash distribution paid with respect to an Earned Unit or Vested Unit, and (b) the denominator of which is the most recent regular quarterly cash distribution paid with respect to a Class A Unit (excluding, for this purpose, any cash distribution paid only with respect to a Class A Unit (and, if applicable, the General Partner) and that is funded by indebtedness) or, following a GP IPO, an IPO Entity Class A Unit; (excluding for this purpose any special or extraordinary cash distribution paid with respect to an IPO Entity Class A Unit that is funded by indebtedness).
     “Earned Unit” means, as of any date, a Granted Unit that has become “earned,” as provided in Section 2.2(b), subject to the proviso to Section 2.2(a).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Forfeiture Event” means, with respect to a Restricted Unit, the termination of Executive’s employment with the Company and its Affiliates for any reason (including death or disability).
     “Good Reason” means any one of the following acts or omissions by the Partnership or the Company (or any successor thereto):
     (a) any material breach by the Partnership of this Agreement;
     (b) any requirement by the Company that Executive relocate outside of a radius of 25 miles from the Partnership’s principal executive offices as of the date hereof;
     (c) the failure of any successor to the Partnership to assume this Agreement;
     (d) any material overall reduction in Executive’s authority, responsibilities, or duties (taking into account additional authority, responsibilities or duties associated with the overall growth of the Partnership or MLP or associated with a promotion or lateral transfer accepted by Executive); or
     (e) the assignment to Executive of any duties materially inconsistent with his then current position, other than in connection with a promotion or lateral transfer accepted by Executive.
Unless Executive gives written notice to the Board that an act or omission constitutes Good Reason within 30 days of the date Executive becomes aware of such act or omission, or reasonably should have become aware of such act or omission, such act or omission shall not constitute Good Reason.

     “GP IPO” means an initial registered public offering of equity interests in an entity that owns directly or indirectly at least 75% of the incentive distribution rights issued by the MLP.
     “IPO Entity” means, with respect to a GP IPO, the entity that is registering its equity interests under the Securities Act of 1933 in connection with such GP IPO.
     “IPO Entity Class A Unit” means, with respect to a GP IPO, the equity interests of the IPO Entity that are sold in such GP IPO.
     “MLP” means Plains All American Pipeline, LP, a Delaware limited partnership.
     “MLP Quarterly Distribution” means the amount of the quarterly cash distribution made with respect to a common unit of the MLP on the relevant quarterly distribution date for the MLP.
     “Other Class B Restricted Unit Agreement” means any Class B Restricted Unit Agreement (other than this Agreement) entered into between the Partnership and any person on terms that are substantially similar to those set forth in this Agreement (other than as to (i) the number of “Granted Units” granted thereunder, which may differ from the number of Granted Units hereunder, (ii) any date set forth in such agreement, which may differ from the corresponding date set forth in this Agreement and (iii) the schedule set forth in Section 2.2(b), which may differ as to “MLP Quarterly Distribution per MLP Common Unit” and/or “Percentage of Initially Granted Units that Become Earned Units”), as such agreement may be amended or restated from time to time.
     “Partial Participation GP IPO” means a GP IPO where less than 100% of the Class A Units are converted into or exchanged for similar equity interests in the IPO Entity.
     “Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Plains AAP, L.P. dated as of August 29, 2007, as such agreement may be amended or restated from time to time.
     “Partnership Distribution” means, with respect to a particular fiscal quarter, the product of (i) that portion, of the Partnership’s quarterly cash distributions, if any, during such Quarter in excess of the Distribution Threshold Amount (as defined in Schedule I) for such quarter, multiplied by (ii) 100% less the percentage (if any) of any such quarterly distributions payable to GP LLC in accordance with the Partnership Agreement; provided, that for purposes of this definition, the amount of a quarterly cash distribution shall exclude any cash distribution paid only with respect to a Class A Unit (and, if applicable, the General Partner) that is funded by indebtedness.
     “Profits Percentage” means Executive’s share of Partnership Distributions calculated, at the time of the Partnership Distribution, as the percentage obtained by dividing (i) the total number of Executive’s Earned Units and Vested Units at such time by (ii) the sum of (A) the number of Class A Units outstanding at such time and (B) the total number of Applicable Class B Units at such time.

     “Restricted Unit” means, as of any date, a Granted Unit that is not an Earned Unit or a Vested Unit.
     “Surrender Obligation” means the obligation to surrender and transfer to the Partnership (i) Restricted Units upon a Forfeiture Event and (ii) Earned Units upon the exercise of a Call Option by the Partnership.
     “Transfer” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law other than to the estate of Executive in the event of death), of Restricted Units, Earned Units or Vested Units, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, risk of loss or opportunity for gain with respect to, or voting or other rights, of such units are transferred or shifted to another person.
     “Vested Unit” means (i) an Earned Unit that is no longer subject to the Partnership’s Call Option or (ii) an Earned Unit or a Restricted Unit that becomes a “Vested Unit” pursuant to Section 2.2(c), subject to the proviso to Section 2.2(a).
ARTICLE 2
GRANT; FORFEITURE OF RESTRICTED UNITS AND EARNED UNITS;
DISTRIBUTIONS
     2.1 Grant. The Partnership hereby grants to Executive the Granted Units effective as of the Grant Date. Unless Class A Units are uncertificated, the Partnership shall issue Executive a certificate representing the Granted Units, and such certificate shall bear such legends as provided for in the Partnership Agreement and such additional legends as may be determined by the Board to reflect the Surrender Obligation, the Call Option, and the other terms and conditions of this Agreement and to comply with applicable securities laws. To insure the availability for delivery of Executive’s Restricted Units upon a Forfeiture Event, Executive hereby appoints the Secretary of the Company, or any other person designated by the Partnership as escrow agent, as Executive’s attorney-in-fact to sell, assign and transfer unto the Partnership such Restricted Units or Earned Units, if any, and upon execution of this Agreement, Executive delivers and deposits with the Secretary of the Company, or such other person designated by the Partnership, the certificates representing the Granted Units, together with the unit assignment duly endorsed in blank, attached hereto as Exhibit B. The Granted Units and unit assignment shall be held by the Secretary (or any other person designated by the Partnership as escrow agent) in escrow, pursuant to the Joint Escrow Instructions of the Partnership and Executive attached as Exhibit C hereto, until such time as the Surrender Obligation has lapsed with respect to the Granted Units. Upon the lapse of the Surrender Obligation, Earned Units shall become Vested Units. Once the Surrender Obligation has lapsed with respect to any Granted Unit, unless Class A Units are uncertificated, the Partnership shall issue and deliver to Executive a new certificate or certificates evidencing the ownership of the Vested Units. Upon issuance of the new certificate evidencing the ownership of the Vested Units, the certificate deposited with the escrow agent shall be marked “Exchanged and Cancelled” and returned to the partnership unit transfer book of the Partnership and the Partnership shall deliver a replacement certificate to the escrow agent to reflect any remaining Restricted Units and Earned Units. Any new certificate issued to evidence the ownership of Vested Units shall bear such legends as may be determined by the Board to reflect the terms and conditions of this Agreement (other than the Surrender Obligation) and the Partnership Agreement and to comply with applicable securities laws.
     2.2 Forfeitures and Calls of Restricted Units and Earned Units.
     (a) Forfeiture of Restricted Units. If a Forfeiture Event occurs, then Executive shall, for no consideration, automatically forfeit to the Partnership as of the date such event occurs all then Restricted Units of Executive on such date, and neither the Executive nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Units or the certificates representing such Restricted Units; provided, however, if such Forfeiture Event is termination of Executive’s employment by the Company or any of its Affiliates without Cause, or by Executive for Good Reason, then for all purposes of this Agreement, such Forfeiture Event shall be suspended and shall not be deemed to occur until the 180th day after the date of such termination unless, during such 180-day period, (x) Executive shall breach in any material respect any confidentiality obligation to the Company or any of its Affiliates or (y) any of the events described in clause (ii) or (iii) of the definition of “Cause” shall occur, in which case (1) for all purposes of this Agreement, such Forfeiture Event shall be deemed to have occurred on the date of such termination (but after giving effect to any Earned Units becoming Vested Units as a result of such termination) and (2) any Granted Unit which otherwise would have become an Earned Unit or a Vested Unit during such suspension period shall be deemed to be a Restricted Unit for all purposes under this Agreement and, for the avoidance of doubt, shall (together with all other Restricted Units) be forfeited to the Partnership, for no consideration, effective as of such date of termination.
     (b) Earned Units. A percentage of Granted Units shall become Earned Units in accordance with the following schedule:

MLP Quarterly Distribution	Percentage of Initially Granted
per MLP Common Unit	Units that Become Earned Units
Less than $.875	0%
$.875, but less than $.9375	25%
$.9375, but less than $1.00	50%
$1.00, but less than $1.125	75%
$1.125 or greater	100%
Once a Granted Unit has become an Earned Unit pursuant to the above schedule, the Earned Unit shall remain an Earned Unit thereafter until it either becomes a Vested Unit or is purchased by the Partnership pursuant to the exercise of its Call Option.
     (c) Change in Control. All Earned Units automatically shall become Vested Units upon a Change in Control. If prior to the Change in Control 0% of the Granted Units have become Earned Units, then 25% of the Granted Units automatically shall become Vested Units upon the Change in Control. If prior to the Change in Control only 25% of the Granted Units have become Earned Units, then an additional 25% of the Granted Units automatically shall become Vested Units upon the Change in Control. If prior to the Change in Control only 50% of the Granted Units have become Earned Units, then an additional 25% of the Granted Units automatically shall become Vested Units upon the Change in Control. If prior to the Change in

Control 75% of the Granted Units have become Earned Units, then all remaining Granted Units automatically shall become Vested Units upon the Change in Control. Unless and except to the extent specifically provided otherwise by the Partnership upon or in connection with such Change in Control, Executive shall, for no consideration, automatically forfeit to the Partnership as of the date such Change in Control occurs all Restricted Units of Executive that do not vest upon such Change in Control as provided herein, and neither Executive nor any of his successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such Restricted Units or the certificates representing such Restricted Units.
     (d) Purchase of Earned Units. The Partnership shall have a Call Option with respect to Earned Units as provided in Section 2 of Exhibit A.
     2.3 Partnership Distributions. Executive shall not be entitled to, and shall not receive, any Partnership Distributions with respect to Restricted Units. Executive shall be entitled to receive his Profits Percentage of any Partnership Distributions made as of the relevant distribution date. Partnership Distributions, to the extent payable to Executive with respect to an Earned Unit or Vested Unit, shall be paid to Executive at the same time that such Partnership Distributions are paid to holders of Class A Units.
     2.4 Capital Calls. In the event of a Capital Call, Executive shall be required to pay to the Partnership his or her allocable share of the associated Capital Call Amount, which allocable share shall be determined in accordance with Section 3.1(b) of the Partnership Agreement.
ARTICLE 3
ACKNOWLEDGEMENT; RESTRICTIONS; ELECTIONS;
ANTI-DILUTION PROVISIONS
     3.1 Acknowledgment; Conflicts. Executive agrees that the Granted Units shall be subject to the Partnership Agreement. Executive (a) hereby accepts and adopts, and agrees to be bound by, the terms and provisions of the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware, as amended or restated, and the Partnership Agreement to the same extent as if Executive had executed the Partnership Agreement and (b) agrees that the Granted Units shall be bound by the terms and conditions of such agreement, including, but not limited to, the transfer restrictions, if any, set forth therein, provided however, that in the event of any conflict between the provisions of such agreement and the provisions of this Agreement, the provisions of this Agreement shall govern.
     3.2 Company Acts. Subject to the anti-dilution provisions set forth in Section 3.5, the existence of the Restricted Units, Earned Units or Vested Units shall not affect in any way the right or power of the Board or the holders of Class A Units to make or authorize any adjustment, recapitalization, reorganization or other change in the Partnership’s capital structure or its business, any merger, consolidation, equity exchange or other business combination of the Partnership with or into any other entity (and, where necessary or appropriate (as determined by the Board in good faith), the conversion or exchange of Class A Units and Class B Units into other securities or interests in the Partnership or any other entity in connection therewith, provided that the relative economic rights and preferences of the Class A Units and the Class B Units are affected proportionately, taking into account their current terms), any issue of debt or equity securities, the dissolution or liquidation of the Partnership or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other act or proceeding.
     3.3 Transfer Restrictions; Call Options. The Restricted Units and Earned Units shall be subject to the Transfer restrictions, Call Options and other terms and conditions set forth or described in Exhibit A attached hereto, as applicable. Vested Units shall be subject only to the provisions of Sections 1, 3 and 4 of Exhibit A. Executive agrees that Executive will, at any time and from time to time as requested by the Partnership, execute and deliver to the Partnership such other documents and instruments, if any, as the Board, in its discretion, may require to evidence Executive’s agreement to be bound by the terms of Exhibit A. The terms and conditions of Exhibit A shall survive the termination of this Agreement. The restrictions set forth in Exhibit A shall not apply to the transfer of Restricted Units or Earned Units pursuant to a plan of reorganization of the Partnership, but the Class A Units, securities or other property received in exchange therefor shall also become subject to the Transfer restrictions, Call Options and Surrender Obligation to the same extent as the Restricted Units, Earned Units and Vested Units exchanged therefor and the certificates, if any, representing such Class A Units, securities or other property shall be legended to show such restrictions.
     3.4 Tax Withholding; §83(b) Election.
     (a) To the extent that the receipt of the Restricted Units, Earned Units, Vested Units, the lapse of the Surrender Obligations, or any other event pursuant to this Agreement results in compensation income or wages to Executive for federal, state or local tax purposes, Executive shall deliver to the Partnership at the time of such receipt, lapse or event, as the case may be, such amount of money as the Partnership may require to meet its minimum withholding obligation under applicable tax laws, and if Executive fails to do so, the Partnership is authorized to withhold from any cash or other remuneration (including withholding and cancelling any Restricted Units, Earned Units or Vested Units distributable to Executive under this Agreement) then or thereafter payable to Executive any tax required to be withheld by reason of such resulting compensation income or wages.
     (b) Within 30 days after the date of issuance of the Restricted Units, Executive shall make an election authorized by section 83(b) of the Code with respect to such Restricted Units and Executive shall submit to the Partnership a copy of the statement filed by Executive to make such election. The form of such election shall be in such form as approved by the Partnership and delivered to the Executive following the issuance of the Restricted Units.
     (c) Executive acknowledges and agrees that he is not relying upon any written or oral statement or representation of the Partnership, its Affiliates, or any of their respective Executives, directors, officers, attorneys or agents regarding the tax effects associated with the Restricted Units, Earned Units, Vested Units or the execution of this Agreement. Executive acknowledges and agrees that in deciding to enter into this Agreement, Executive is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted.

     3.5 Anti-Dilution Provisions.
     (a) If after the date of this Agreement, the Class A Units shall be changed or proposed to be changed into a different number or class of units by reason of the occurrence of any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, or a unit dividend thereon shall be paid, appropriate proportional adjustments shall be made to the Class B Units, as determined by the Board in good faith. Notwithstanding the foregoing, no repurchase of Class A Units for fair value (as determined by the Board in good faith) shall require any adjustment under this Section 3.5(a).
     (b) If the Partnership issues any additional Class A Units for less than fair value (other than in a transaction or arrangement described in Section 3.5(a), as to which this Section 3.5(b) shall not apply), then if the holders of at least 75% of the Applicable Class B Units outstanding at the time of such issuance object in writing to such issuance within five business days after written notice of such issuance is given to the holders of the Applicable Class B Units, appropriate proportional adjustments shall made to the Class B Units, as determined by the Board in good faith. For purposes of the preceding sentence, the fair value of any Class A Units being issued shall be determined by the Board in good faith; provided, however, that in connection with any transaction in which all of the Class A Units are being issued to members of the Company (or Affiliates thereof), if the holders of at least 75% of the Applicable Class B Units outstanding at the time of such issuance object in writing to the Board’s determination of fair value within five business days after written notice of such issuance is given to the holders of the Applicable Class B Units, the fair value of such Class A Units shall be determined in the same manner as the “Class A Unit Value”, except that for these purposes all references to “Executive” in the definition thereof shall be deemed to be references to “the holders of the Applicable Class B Units (as a group), acting at the direction of the holders of at least a majority of the Applicable Class B Units outstanding at such time”. The fair value of any property contributed to the Partnership in respect of the issuance of any Class A Units shall be as determined by the Board in good faith; provided, however, that in the event that the Partnership shall issue any additional Class A Units in respect of the contribution to the Partnership of any MLP Common Units, the value of such MLP Common Units shall be deemed to equal the closing price of such MLP Common Units on the date of such contribution. No dispute or determination of fair value under this Section 3.5(b) shall delay the issuance of any additional Class A Units, it being agreed that the adjustment, if any, necessitated by the resolution of such dispute or determination of fair value shall be made retroactive to the date of issuance of such additional Class A Units. Notwithstanding anything in this Agreement to the contrary, this Section 3.5(b) shall not apply from and after consummation of a GP IPO.
     (c) Prior to consummation of a GP IPO, if the Partnership proposes to issue any partnership interests or other equity securities other than (i) additional Class B Units (up to an aggregate number of outstanding Class B Units (including the Class B Units issued pursuant to this Agreement) that does not exceed the number of Class B Units authorized in the Partnership Agreement as in effect on the date hereof; provided that the foregoing limitation shall not apply to additional Class B Units issued pursuant to Section 3.5(a)), (ii) additional Class A Units issued in accordance with Section 3.5(b) or (iii) partnership interests or other equity securities with such rights, powers and preferences as shall be determined by the Board to be issued in connection with a GP IPO; provided that in the case of this clause (iii) the Class A Units and Class B Units are diluted proportionately (based on relative distributions) by such additional partnership interests or other equity securities, it shall first give written notice of such proposed issuance to the holders of the Applicable Class B Units then outstanding. If the holders of at least 75% of such Applicable Class B Units object in writing to such issuance within five business days after such notice is given, then the Partnership shall not issue such partnership interests or equity securities unless a substantially contemporaneous pro-rata increase in the Restricted Units, Earned Units and Vested Units, if any, is made (as determined in good faith by the Board). In the absence of such objection, no such increase shall be required. Notwithstanding anything in this Agreement to the contrary, this Section 3.5(c) shall not apply from and after consummation of a GP IPO.
     3.6 Drag-Along Provisions.
     (a) Prior to a GP IPO, in the event of a sale of all or substantially all of the assets or equity of the Partnership in a bona fide arms’ length transaction, then the Board shall have the right to require Executive to transfer all of his Earned Units and Vested Units (including any Granted Units that vest pursuant to Section 2.2(c) hereof) in such transaction in exchange for consideration per transferred Class B Unit that is equal to the Conversion Factor times the consideration to be received per Class A Unit in such transaction.
     (b) Following a GP IPO, in the event of a sale of all or substantially all of the assets or equity of the IPO Entity, then the Board shall have the right to require Executive to transfer all of his Vested Units (including any Granted Units that vest pursuant to Section 2.2(c) hereof) in such transaction in exchange for consideration per transferred Class B Unit that is equal to the Conversion Factor times the consideration to be received per IPO Entity Class A Unit in such transaction.
     (c) In connection with any transfer required pursuant to this Section 3.6, Executive shall deliver the certificates representing his Class B Units duly endorsed or accompanied by written instruments of transfer, in form and substance reasonably satisfactory to the Board, free and clear of any liens, together with any other documents reasonably required to be executed in connection with such transaction, as directed by the Board.
     (d) Class B Units subject to this Section 3.6 will be included in a proposed sale pursuant hereto and be subject to any agreement with the purchaser in such transaction relating thereto, on the same terms and subject to the same conditions applicable to the Class A Units or IPO Entity Class A Units, as the case may be. Such terms and conditions shall be determined in the sole discretion of the Board, and shall include (i) the consideration to be paid (including without limitation the form and the aggregate amount thereof) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications; provided, however, that Executive shall not be required to make any representations and warranties, other than those relating specifically to Executive’s execution and delivery of any transaction agreement (including absence of conflicts), and title to the Class B Units, and any indemnification provided by Executive shall be on a several, not joint, basis and shall be based on (and shall not exceed) Executive’s pro rata share of the aggregate consideration paid in such transaction. For purposes of this Section 3.6 “Executive” includes any Permitted Transferee (as defined in the Partnership Agreement).
ARTICLE 4
GENERAL PROVISIONS
     4.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be given in the same manner as indicated in the Partnership Agreement.
     4.2 Employment Relationship. For purposes of this Agreement (including Exhibit A attached hereto), Executive shall be considered to be in the employment of the Partnership as long as Executive remains an employee of an Affiliate of the Partnership. Without limiting the scope of the preceding sentence, it is expressly provided that Executive shall be considered to have terminated employment with the Partnership at the time the entity or other organization that employs Executive is no longer an Affiliate of the Partnership. Any question as to whether and when there has been a termination of such employment or association, and the cause of such termination, shall be determined by the Board and its determination shall be final.
     4.3 Entire Agreement; Amendment. This Agreement and the Partnership Agreement constitute the entire agreement, and supersede all previous agreements and discussions relating to the same or similar subject matters between Executive and the Partnership or any Affiliate and constitute the entire agreement between Executive and the Partnership and any Affiliate with respect to the subject matter of this Agreement. Without limiting the scope of the preceding sentence, except for this Agreement and the Partnership Agreement, all prior and contemporaneous understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Executive and the Partnership as authorized by the Board. Notwithstanding the foregoing, the Partnership may unilaterally amend this Agreement in any manner that the Board determines in good faith is necessary or advisable to facilitate the consummation of a GP IPO, such amendment to become effective on the fifth business day after the day on which notice thereof is given to the holders of the Applicable Class B Units then outstanding, unless prior to such fifth business day, the holders of at least 75% of such Applicable Class B Units object in writing to such amendment, in which case such proposed amendment shall not become effective; provided, however, that the holders of the Applicable Class B Units shall not be entitled to object to any such amendment (and such amendment shall automatically become effective regardless of any purported objection by the holders of the Applicable Class B Units) if (i) all Other Class B Restricted Unit Agreements are amended in substantially the same way, (ii) the Class A Units and Class B Units are diluted proportionately (based on relative distributions) by any partnership interests or other equity securities issued to Persons (other than members of the Company (or Affiliates thereof)) in connection therewith and (iii) immediately after giving effect to the GP IPO, the economic interest in the Partnership or its successor or assign or (or the entity the securities or equity interests of which the Class B Units are converted into or exchanged for) represented by the Class B Units (and/or any securities or equity interests into which such Class B Units are converted or exchanged) is not diluted by any partnership interests or other equity securities issued to members of the Company (or any Affiliate thereof) in connection therewith.

For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, in the event of a GP IPO, the Board shall be entitled (but not required) to make such adjustments as the Board shall determine in good faith to be equitable, including without limitation causing all or a portion of the Class B Units not to be converted into or exchanged for similar equity interests in the IPO Entity, and to remain outstanding as Class B Units of the Partnership. Notwithstanding anything in this Agreement to the contrary, if the Board determines that (i) the provisions of section 409A of the Code apply to this Agreement or the Class B Units and that the terms of this Agreement or such units do not, in whole or in part, satisfy the requirements of such section, or (ii) any provision of this Agreement or the effect or operation thereof would produce material adverse tax consequences to Executive, then the Partnership, in the sole discretion of the Board, may unilaterally modify this Agreement in such manner as the Board deems appropriate to comply with such section 409A and any regulations or guidance issued thereunder or to mitigate or avoid such adverse tax consequences..
     4.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Partnership and all permitted transferees of any Transfer made in compliance with Exhibit A and other persons lawfully claiming under Executive.
     4.5 Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware, excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the laws of another jurisdiction. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.
     4.6 Injunctive Relief. Executive acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that the Partnership may be entitled to specific performance and injunctive and other equitable relief to be implemented by a court of competent jurisdiction in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or purchasing of any bond in connection with the obtaining of any such injunctive or any other equitable relief. Executive agrees that the Partnership’s right to injunctive relief will be in addition to any other rights the Partnership may have.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective for all purposes as of the Grant Date.

PLAINS AAP, L.P., by its general partner, PLAINS ALL AMERICAN GP LLC

By:

Name: Tim Moore
Title: Vice President

EXECUTIVE

EXHIBIT A TO
RESTRICTED UNITS AGREEMENT

PROVISIONS RELATING TO TRANSFERS;
CALL OPTIONS; AND CONVERSIONS
     Capitalized terms used in this Exhibit that are not defined in this Exhibit shall have the meaning assigned to such terms in the Restricted Units Agreement to which this Exhibit is attached (the “Agreement”). Unless the context requires otherwise, all references in this Exhibit to Sections refer to the Sections of this Exhibit.
     1. No Transfers. Executive may not Transfer all or any portion of the Restricted Units or any Earned Units, and any attempted Transfer shall be, and is hereby declared, null and void for all purposes; provided, however that Executive shall be entitled to Transfer any Earned Units to a Permitted Transferee (as defined in the Partnership Agreement), by will or the laws of descent and distribution, provided that any such permitted Transfer shall be made in accordance with, and subject to, Section 7.3 of the Partnership Agreement. In addition to the other restrictions set forth herein, each Restricted Unit, Earned Unit and Vested Unit shall be subject to the restrictions on Transfer (as defined in the Partnership Agreement) set forth in the Partnership Agreement.
     2. Partnership Call Option. Upon the occurrence of a Call Event, the Partnership, at its option (exercisable at any time during the 60-day period following the date of such Call Event or, if later, five business days after receipt of certification of the Closest Value from the Appraiser under clause (v) of the definition of “Call Value”), may (but the Partnership shall have no obligation to) purchase all (or any portion elected by the Partnership in its sole discretion) of the Earned Units held by Executive (or by Executive’s estate), for a purchase price per Earned Unit equal to (i) 50% of the Call Value, if the Call Event occurs before January 1, 2013, and (ii) 75% of such Call Value if the Call Event occurs after December 31, 2012 and before January 1, 2016. If the Partnership wishes to exercise the Call Option granted herein, it must provide written notice within such 60-day period (or, if later, such five business day period) to Executive (or his estate) specifying the number of such Earned Units it elects to purchase. Within 10 days after the exercise of the Call Option by the Partnership or, if later, within five business days after receipt of certification of the Closest Value from the Appraiser under clause (v) of the definition of “Call Value,” the Executive (or estate) shall deliver the certificates, if any, representing the applicable Earned Units to the Partnership, duly endorsed and together with appropriate assignment and transfer instruments, free and clear of all adverse charges, liens, claims and encumbrances, in consideration for the purchase price specified above paid in the form of a single, lump sum cash payment from the Partnership. Delivery of the Earned Units and related transfer and assignment instruments by the holder shall constitute a representation to the Partnership that such Earned Units are free and clear of all adverse charges, liens, claims and encumbrances. If the Partnership does not timely exercise its Call Option, the Earned Units shall become Vested Units at the end of the period for exercising the

Call Option (and, in any event, no later than 120 days after the Call Event so long as, in the event that the Class A Unit Value is to be determined by an Appraiser pursuant to the definition of Call Value, the Executive has not failed to meet any of the deadlines applicable to the Executive as part of such determination process) and shall cease to be subject to this Call Option.
3.	Executive Elective Exchange of Vested Units for IPO Entity Class A Units.
               If at any time after December 31, 2015 the IPO Entity Class A Units are publicly-traded, the Executive may, upon written notice to the Company, request to exchange his Vested Units for IPO Entity Class A Units. The Company will use commercially reasonable efforts to cause such exchange to occur. The number of IPO Entity Class A Units the Executive shall receive upon such exchange shall be determined by the Board in good faith based on the Conversion Factor as applied to the number of Vested Units being exchanged, with any fractional IPO Entity Class A Unit resulting being rounded down.
4.	Unit Legend.
               (a) In addition to any other legend that may be required by law, each certificate, if any, for Restricted Units and Earned Units shall bear a legend in substantially the following form:
THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS). THE UNITS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE RESTRICTED UNITS AGREEMENT DATED AS OF AUGUST 29, 2007, AS AMENDED OR RESTATED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE PARTNERSHIP. THE UNITS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT

UNDER CERTAIN CIRCUMSTANCES TO MANDATORY TRANSFER AS SET FORTH IN THE RESTRICTED UNITS AGREEMENT DATED AS OF AUGUST 29, 2007, AS AMENDED OR RESTATED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE PARTNERSHIP.
               (b) In addition to any other legend that may be required by law, each certificate, if any, for Vested Units shall bear a legend in substantially the following form:
THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD UNLESS THEY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE PARTNERSHIP SHALL HAVE BEEN DELIVERED TO THE PARTNERSHIP TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS). THE UNITS REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT UNDER CERTAIN CIRCUMSTANCES TO MANDATORY TRANSFER AS SET FORTH IN THE RESTRICTED UNITS AGREEMENT DATED AS OF AUGUST 29, 2007, AS AMENDED OR RESTATED FROM TIME TO TIME, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM THE PARTNERSHIP.